EXHIBIT 10.19

SEPARATION and RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made by and between William D. Watkins (“Executive”) and Seagate Technology (US) Holdings, Inc. and Seagate Technology, a limited company domiciled in the Cayman Islands (collectively, “Seagate”). Executive and Seagate are called the “Parties” in this Agreement.

Recitals

A.    Executive has served as Chief Executive Officer of Seagate Technology and an employee of Seagate Technology (US) Holdings, Inc. Effective January 12, 2009, Seagate Technology terminated Executive’s role as its Chief Executive Officer and informed Executive that his employment by Seagate would be involuntarily terminated.

B.    Executive’s employment with Seagate terminated on February 4, 2009, and the Parties have agreed to resolve all outstanding issues pertaining to Executive’s service with Seagate in accordance with the terms and conditions of this Agreement, the Seagate Technology Executive Officer Severance and Change in Control (CIC) Plan (the “Plan”), and the Restrictive Covenants Agreement (the “Covenants Agreement”) attached hereto as Exhibit “A” (collectively, “Applicable Agreements”). This Agreement shall be deemed controlling to the extent its terms vary from those of the Plan, but as to matters not addressed by this Agreement, the Plan governs the benefits payable to Executive under this Agreement.

C.    Executive has had 21 days in which to consider and execute this Agreement, and is advised to consult an attorney about it. Executive acknowledges that once he executes this Agreement, he will have an additional 7 days in which to revoke his execution. Executive’s written notice of revocation shall be delivered to Kenneth M. Massaroni either in person or mailed by certified mail, return receipt requested, and addressed to:

Kenneth M. Massaroni

Senior Vice President and General Counsel

Seagate Technology

920 Disc Drive

Scotts Valley, California 95066

If Executive does not timely revoke his execution of this Agreement, then the eighth day following the later to occur of: (i) his date of his execution of this Agreement and all Exhibits providing for Executive’s signature; or (ii) approval of the Agreement by the Compensation Committee of the Seagate Technology Board of Directors (the “Compensation Committee”) will be the “Effective Date” of this Agreement; this Agreement will not become effective unless approved by the Compensation Committee.

D.    By executing this Agreement, Executive represents that he understands the terms and effect of this Agreement and enters into it knowingly and voluntarily.

Based on these recitals, the Parties agree as follows:

Terms

1.    Upon his execution of this Agreement, Executive will tender a letter to Kenneth M. Massaroni, Seagate’s General Counsel, confirming his termination of employment with Seagate effective February 4, 2009 (the “Termination Date”); this letter shall be in the form attached hereto as Exhibit “B.” Executive will also tender a letter to Stephen J. Luczo, Chairman of the Board of Directors of Seagate Technology, confirming his resignation from Seagate Technology’s Board of Directors (“Board”) effective on the Termination Date; this resignation letter shall be in the form attached hereto as Exhibit “C”. Executive will also, as requested, tender his resignation from all officer or director or other positions that he may hold with Seagate Technology or any of its subsidiaries and affiliates or otherwise at the request or for the benefit of Seagate Technology, with the effective dates of these resignations to be as designated by Seagate; Executive agrees that he will cooperate with Seagate in facilitating preparation of and signing any documentation that may reasonably be required in connection with formalizing such resignations. No later than the business day following the Resignation Date, Seagate will deliver to Executive his payroll check for employment through the Termination Date, subject to applicable tax withholdings and deductions, which payment Executive is entitled to receive for his service to Seagate through the Resignation Date and without entering into this Agreement.

2.    Effective February 9, 2009 Executive will begin a period as a consultant to Seagate, which period (the “Consultant Period”) will last from February 9, 2009 to December 2, 2009, but the Consultant Period may be terminated at any time after May 11, 2009, and for any reason or no reason after this date by Executive giving at least 5 business days’ notice to Seagate. During the Consultant Period, Executive will perform for Seagate only those services or work on special projects that may be requested of him by the Board, its designee, or Seagate Technology’s Chief Executive Officer (“CEO”) and performed in accordance with the mutual agreement and convenience of Seagate and Executive.

Seagate will pay Executive $500 per hour for his consulting services during the Consultant Period, subject to any applicable withholdings. Executive will invoice Seagate and will be paid for his consulting services on a monthly basis. Executive acknowledges that he will not be an employee of Seagate during the Consultant Period, and agrees that except as may otherwise be provided in this Agreement he shall not be entitled to any other benefits, compensation, or programs available to employees of Seagate or its related companies during the Consultant Period. Seagate will reimburse Executive for all reasonable, approved out-of-pocket expenses incurred in providing consulting services, including reasonable travel expenses directly incurred in connection with providing these services. To assist Executive in performance of his consulting services during the Consultant Period, Seagate will, until June 30, 2009 provide Executive with administrative support services on a reasonable, as-requested basis, either through his most recent Seagate administrative assistant or such other administrative assistant as Seagate may designate for these duties.

3.    For a period of five years following the Termination Date, Executive will comply, at Seagate’s sole cost, with any reasonable request by Seagate or its attorneys to assist and/or cooperate in connection with any pending or future claim, negotiation, litigation, investigation, administrative proceeding or other dispute involving Seagate or any of its affiliates. Seagate will reimburse Executive for all reasonable, approved out-of-pocket expenses incurred in providing such assistance, including reasonable travel and lodging expenses directly incurred in connection with such assistance and/or cooperation. Executive acknowledges and agrees that he will not be paid for any time spent in consultation on legal matters as required pursuant to this paragraph, including but not limited to any time required of him in connection with litigation wherein he is named as co-defendant of Seagate or any of its subsidiaries or affiliates.

4.    Executive acknowledges that he has had access to highly sensitive Seagate confidential, proprietary and/or trade secret information, and agrees he shall not, either before the Termination Date or thereafter, disclose to any person or entity any Seagate confidential, proprietary and/or trade secret information, whether directly or indirectly, or use such information in any way except in the course of providing services for the Company, as authorized in writing by the Company, or as required to be disclosed by applicable law. Executive acknowledges and agrees that his duties and obligations under the Seagate At-Will Employment, Confidential Information, and Invention Assignment Agreement (other than the paragraph thereof entitled “Arbitration,” which is hereby deleted from such agreement and shall be of no further force or effect) shall remain in full force and effect and that he will adhere to them. Executive acknowledges that he may not disclose to any person or entity any Seagate confidential, proprietary and/or trade secret information, whether directly or indirectly, after termination of his employment except in the course of providing services for the Company, as authorized in writing by the Company, or as required to be disclosed by applicable law. Executive further acknowledges that such information includes, but is not limited to, formulae, customer lists, patterns, devices, inventions, processes, compilations of information, files, records, documents, drawings, specifications, and equipment.

5.    Executive acknowledges and affirms that he has returned to Seagate, or will return to Seagate on the Effective Date: (i) all documents, records, procedures, books, notebooks and other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to Seagate, including any and all copies of such documentation then in Executive’s possession or control, regardless of whether such documentation was prepared or compiled by Executive, Seagate, other employees of Seagate or any of their respective representatives, agents or independent contractors; and (ii) all equipment or tangible personal property entrusted to Executive by Seagate.

Executive further acknowledges that he will use his reasonable best efforts to fully disclose to the CEO any and all pending matters relating to Seagate and regarding which only he may possess full or specialized knowledge or familiarity. Executive acknowledges and agrees that he will, as part of the consultancy described in Paragraph 2, meet as soon as possible with the CEO and such other Seagate personnel as the CEO may designate in order to discuss and help ensure full disclosure of details pertaining to such matters.

6.    Seagate will provide the following compensation and benefits to Executive (or, in the event of Executive’s death, to Executive’s surviving spouse or, if she is not surviving, Executive’s estate) as consideration for his execution of this Agreement and compliance with the terms and conditions hereof and of the Covenants Agreement:

a.	Seagate shall provide Executive, within 10 business days after the later to occur of the Termination Date or Effective Date, a lump-sum payment of $2,500,004, subject to applicable tax withholdings and deductions. Seagate will not contest any claim Executive makes for public unemployment compensation.

b.	Seagate shall provide Executive, within 10 business days after December 2, 2009, a lump-sum payment of $2,500,004, subject to applicable tax withholdings and deductions. Seagate’s payment of this amount shall be conditioned and contingent upon Executive’s full compliance, between the Termination Date and December 2, 2009, with all terms and conditions of both this Agreement and the Covenants Agreement. If a Change in Control (as defined in the Plan) shall be effected during the six month period following the Termination Date, then Seagate shall provide Executive (or his spouse, in the event of Executive’s death) within 10 business days after December 2, 2009, an additional lump-sum payment of $2,500,004, subject to applicable tax withholdings and deductions, which amount represents the additional amount of cash severance benefits Executive shall be entitled to receive under the Plan upon a Termination Event (as defined in the Plan) occurring during a Change in Control Period (as defined in the Plan). Seagate’s payment of this additional amount following a Change in Control shall be conditioned upon Executive’s full compliance, between the Termination Date and December 2, 2009, with all terms and conditions of both this Agreement and the Covenants Agreement. Further, this payment, as with other payments and benefits described in this Paragraph 6, shall be subject to adjustment for tax purposes as described in Section 8 of the Plan.

c.

Seagate has granted Executive various equity-based awards (the “Equity Awards”) under the Seagate Technology 2004 Stock Compensation Plan (the “2004 Plan”) and the Seagate Technology 2001 Share Option Plan (“2001 Plan”). All of the Equity Awards granted to Executive that remained unvested as of the Termination Date shall be cancelled effective that same date, subject to the last sentence of this clause c. Executive’s period in which to exercise any vested Equity Award granted in the form of an option will (subject to the last sentence of this clause c.) be limited to three months from the Termination

Date and shall be subject to all terms and conditions set forth in the 2004 Plan or 2001 Plan, as applicable, and the specific option agreement evidencing such Equity Award. Executive’s Equity Awards granted in a form other than options shall be subject to all terms and conditions set forth in the 2004 Plan and the applicable award agreements evidencing such Equity Awards. Notwithstanding any of the foregoing in this clause c., all of such Equity Awards remaining unvested as of the Termination Date shall remain outstanding solely for the limited purpose of determining whether or not a Change in Control (as defined in the Plan) occurs during the six month period following the Termination Date and in the event that a Change in Control does occur within that period, then such Equity Awards shall be considered fully vested and exercisable in accordance with the Plan.

d.	During the twelve month period following the Termination Date, Seagate will arrange for Executive to receive outplacement assistance from Right Management Consultants.

e.	Executive’s Seagate-provided health, vision, and dental insurance benefits coverage will cease on February 28, 2009; however, Executive will be given the opportunity to elect to continue, at his own expense, his Seagate health, vision and dental insurance coverage pursuant to COBRA. Further, Seagate will, within 10 business days after the later to occur of the Termination Date or Effective Date, provide Executive with a lump-sum payment of $29,944, subject to applicable withholdings, which amount is intended to help defray Executive’s anticipated costs of obtaining continued health, vision, and dental insurance coverage pursuant to COBRA. If a Change in Control (as defined in the Plan) occurs during the six month period following the Termination Date, then Seagate shall provide Executive (or his spouse, in the event of Executive’s death) within 10 business days of December 2, 2009, an additional lump-sum payment of $9,981, subject to applicable tax withholdings and deductions, representing an additional amount also intended to help defray Executive’s anticipated costs of obtaining continued health, vision and dental insurance pursuant to COBRA. Seagate’s payment of this additional amount following a Change in Control shall be conditioned upon Executive’s full compliance, between the Termination Date and December 2, 2009, with all terms and conditions of both this Agreement and the Covenants Agreement. Further, this payment, as with other payments and benefits described in this Paragraph 6, shall be subject to adjustment for tax purposes as described in Section 8 of the Plan.

f.	Executive will, until June 30, 2009, be eligible to undergo a physical examination (the “Executive Physical”) at the Mayo Clinic in Rochester, MN, pursuant to the terms of Seagate’s Executive Compensation and Benefits Policy, under which Seagate will bear the entire cost of the Executive Physical for Executive. Seagate will not cover the cost of any medical treatment undergone by Executive based upon a diagnosis made during the Executive Physical or subsequent medical testing. Seagate will reimburse Executive for reasonable travel and lodging expenses for Executive incurred in connection with the Executive Physical.

g.	Seagate will, until June 30, 2009, assist Executive with timely and accurately filing any forms required under Section 16 of the Securities Exchange Act of 1934, provided however, that Executive shall disclose to Seagate any information required in connection with such filing contemporaneously with the transaction upon which the filing is based.

7.    Executive, on behalf of himself, his heirs, executors, administrators, successors, and assigns, fully and forever releases and discharges Seagate, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, members, managers, shareholders, agents, employees and assigns (each a “Released Party”) from any and all claims, causes of action, and liabilities up through the date of his execution of this Agreement. The claims subject to this release include, but are not limited to, those relating to his employment with Seagate and/or any predecessor to Seagate and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers’ Adjustment and Retraining Notification Act; Sarbanes-Oxley Act; the Equal Pay Act of 1963; the California Fair Employment and Housing Act, and any similar law of any other state or governmental entity.

This release does not extend to, and has no effect upon, (i) any benefits that have accrued, and to which Executive may have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company, (ii) reimbursement of travel or other business expenses incurred by Executive in the ordinary course of business and consistent with past practice and Seagate’s policies and prior to the Termination Date, (iii) any rights that (but for this release) Executive has to be indemnified (and advanced expenses) arising under applicable law, the articles of incorporation or bylaws or similar constituent documents of Seagate, any indemnification agreement between Executive and Seagate, or any directors’ and officers’ liability insurance policy of Seagate or its affiliates; and (iv) Executive’s rights to the payments and benefits specified in Paragraph 6 of this Agreement and enforcement of any other obligation of Seagate to Executive under this Agreement or the Plan. Executive acknowledges that his receipt of the payment and benefits described in Paragraph 6 of this Agreement will fully satisfy all obligations owed to him by Seagate in connection with his termination, whether as described in the Plan, this Agreement, or otherwise.

Executive acknowledges that nothing in this release shall prohibit him from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) his rights under applicable workers’ compensation laws; (b) his right, if any, to seek unemployment benefits; and (c) his right to file a charge with the Equal Opportunity Commission (EEOC) challenging the validity of his waiver of claims under the ADEA.

8.    Executive waives any rights under Section 1542 of the Civil Code of the State of California. Section 1542 states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.”

9.    Executive agrees that he will not file or cause to be filed any action, complaint, suit, claim, charge or motion with any governmental agency, court or tribunal relating to any claim within the scope of the general release set forth in Paragraph 7. Executive represents and warrants that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any action, complaint, suit, claim, charge or motion against any Released Party with any governmental agency, court or tribunal. Executive represents and warrants that he has not assigned any claim released herein, or authorized any other person to assert any such claim on his behalf. Executive agrees that he will not voluntarily assist any person in bringing or pursuing, or preparing to bring or pursue, any action, complaint, suit, claim, charge or motion against Seagate or any of its affiliates or any Released Party, except as may be specifically required pursuant to a subpoena or to the extent compelled to do so by law, and in such event, shall notify Seagate in writing in the same manner as set forth in Recital C above as soon as such circumstances come to the attention of Executive.

10.    The Parties agree that they will not, in any forum or fashion, disparage or otherwise make any comment that casts a negative light on the other; provided however, that each Party may respond accurately and fully to any questions, inquiry or request for information when required by applicable law.

11.    All taxes that are required by law to be paid by Executive in connection with this Agreement will be his sole responsibility and Executive agrees that Seagate will have no responsibility whatsoever with respect to these taxes, except as to legally required reporting and withholding obligations.

12.    This Agreement and the documents it references constitute the entire agreement between the Parties with respect to the matters covered and supersede all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such matters, including but not limited to any previously-existing contract, agreement, understanding, or policy relating to separation or severance pay in the event of termination of employment, with the exception of the Plan and the Covenants Agreement as referenced in Recital B and all attachments thereto. Parol evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

13.    This Agreement can be amended, modified or terminated only by a writing executed by both Executive and an authorized representative of Seagate.

14.    This Agreement is made, and will be construed, under California law, without regard to any provisions thereof regarding conflicts of laws. The parties further agree that the state or federal courts of California shall be the exclusive and only courts with jurisdiction to hear and decide any claim, dispute or proceeding arising from or related to this Agreement, and that venue shall be proper only in these courts.

15.    If any provision of this Agreement is held to be void, voidable, unlawful, or unenforceable, the remaining portions of this Agreement will continue in full force and effect, except that if Executive’s release of claims set forth in Paragraphs 7 and 8 is held to be invalid or unenforceable based upon a ruling in an action, suit, or counterclaim initiated by Executive, then at its option Seagate may declare the Agreement null and void and recover from Executive the value of compensation provided to him under Paragraph 6 above.

16.    The Parties understand that each party is responsible for bearing his or its own costs and attorneys’ fees incurred in connection with the preparation of this Agreement and the Covenants Agreement.

17.    Executive represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by Seagate or any of Seagate’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or the Covenants Agreement or otherwise.

18.    This Agreement may be executed in counterpart originals with each counterpart to be treated the same as a single original. The Parties agree that this Agreement may be executed using facsimile signatures and that such signatures shall be deemed to be valid as original signatures. Executive, by his signature below, states that he has read this Agreement in its entirety, fully understands its terms and its binding effect on him, and signs this Agreement voluntarily and of his own free will.

19.    The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Seagate and Executive agree that, for all purposes, including Section 409A, Executive’s separation from employment with Seagate is an involuntary termination, and all payments and benefits to Executive under this Agreement are payments on account of Executive’s separation from service resulting from such involuntary termination.

PLEASE READ CAREFULLY. THIS SEPARATION AND GENERAL RELEASE OF CLAIMS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS. THE PARTIES HAVE READ THIS RELEASE, UNDERSTAND AND ACCEPT EACH OF ITS TERMS, AND AGREE TO BE FULLY BOUND HEREUNDER.

Dated: , 2009.
William D. Watkins

Seagate Technology (US) Holdings, Inc.

Seagate Technology

Dated: , 2009.	By:
Kenneth M. Massaroni
Senior Vice President and General Counsel

EXHIBIT A

RESTRICTIVE COVENANTS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”) is being executed and delivered as of February 4, 2009 by William D. Watkins (“Executive”) in favor and for the benefit of SEAGATE TECHNOLOGY (together with its subsidiaries and affiliates, the “Company”). Executive and the Company are called the “Parties” to this Agreement.

RECITALS

WHEREAS, the Company is engaged in the business of the design, manufacturing, marketing and selling of hard disc drives, as well as the business of selling data storage, archiving and recovery services, along with development of solid state drive products;

WHEREAS, Executive has served as a key employee, executive, and manager of the Company in his capacity as Chief Executive Officer, and had access to and knowledge of Company trade secrets and confidential information;

WHEREAS, Executive’s employment with the Company terminated effective February 4, 2009 (the “Termination Date”), and the Parties subsequently entered into that certain Separation and Release Agreement (the “Release Agreement”) dated as of February 4, 2009 and this Agreement.

WHEREAS, the covenants provided herein are material, significant and essential to the Company’s designation of Executive as eligible to receive benefits in accordance with the terms of the Release Agreement, and good and valuable consideration under the Release Agreement has been and will be transferred from the Company to Executive in exchange for such covenants.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the terms and provisions of this Agreement, and the Release Agreement, the receipt and sufficiency of such consideration being hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.    Non-Competition.    During the period from the Termination Date until December 2, 2009 (the “Severance Period”), Executive will not directly or indirectly:

(a)    engage in any business that competes with the business of the Company (including, without limitation, any businesses that the Company has specific plans to conduct in the future and as to which Executive is aware of such planning) in any geographical area within 100 miles of any geographical area in which the Company conducts such business (a “Competitive Business”);

(b)    enter the employ of, or render any services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive Business;

(c)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d)    interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company and customers, clients, suppliers, partners, members or investors of the Company.

It is understood and agreed that the geographic limitation set forth in Section 1(a) above shall be construed without regard to the physical location of Executive, but instead with regard to the location or locations of the Competitive Business. Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as a passive investment, securities of any person engaged in the business of the Company that are actively traded on a public securities market (including the OTCBB and similar over-the-counter market) if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of such actively traded securities of such person. Additionally, notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own an interest in, be employed by or otherwise render services to: (x) any venture capital or private equity firm and its affiliated investment fund(s), so long as no material portion of Executive’s services to such firm or fund(s) relates to any of the businesses described in the first Recital of this Agreement, or (y) any personal digital assistant or similar handheld electronic device business.

2.    Non-Solicitation of Clients.    During the Severance Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(a)    with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s Termination Date;

(b)    with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding Executive’s Termination Date; or

(c)    for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s Termination Date.

3.    Non-Solicitation of Employees.    During the Severance Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(a)    solicit or encourage any employee of the Company to leave the employment of the Company; or

(b)    encourage to cease to work with the Company any consultant then under contract with the Company.

4.    Confidentiality.    During the term of Executive’s employment with the Company, Executive had access to and became acquainted with the Company’s confidential and proprietary information, including but not limited to, information or plans regarding the Company’s customer relationships, personnel, sales, marketing and financial operations and methods, trade secrets, formulas, devices, secret inventions, processes and other compilations of information, records and specifications (collectively, “Proprietary Information”). Executive shall not disclose any of the Company’s Proprietary Information, directly or indirectly, or use it in any way except in the course of performing services for the Company, as authorized in writing by the Company or as required to be disclosed by applicable law. Notwithstanding the foregoing, Proprietary Information shall not include information that is or becomes generally public knowledge other than as a result of a breach of this Section 4 or any other obligation that Executive has to protect the confidentiality of the Proprietary Information of the Company.

5.    Severance Benefits.    Benefits payable to Executive pursuant to the Release Agreement will terminate immediately if Executive, at any time, violates any terms of this Agreement, the Release Agreement or the Seagate At-Will Employment, Confidential Information, and Invention Assignment Agreement (except as such latter agreement is modified by the Release Agreement).

6.    Scope.    It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, for which injunctive relief or another remedy to the Company provided for under this Agreement is unavailable, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Agreement or other provisions of the Release Agreement. Such determinations shall not limit the Company’s ability to cease providing payments or benefits under the Release Agreement, if applicable, unless a court of competent jurisdiction has expressly declared that action to be unlawful.

7.    Injunctive Relief and Other Remedies.    Executive and the Company (a) intend that the provisions of Sections 1-4 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Sections 1-4 are reasonable and necessary to protect the legitimate interests of the business of the Company and (c) agree that the violation of any provisions of Sections 1-4 might result in irreparable injury to the Company, the exact amount of which would be difficult to ascertain and the remedies at law for which may not be reasonable or adequate compensation to the Company for such a violation. Executive agrees that if he violates or threatens to violate any provisions of Section 3 or 4 of this Agreement, in addition to any other remedy which may be available at law or in equity, including, but not limited to, the cessation of any payments or benefits to be provided to Executive pursuant to the Release Agreement, the Company shall be entitled to seek specific performance and injunctive relief. In addition, in the event of a violation or threatened violation by Executive of any provisions of Sections 1-4 of this Agreement, the Severance Period will be tolled for the period beginning when Executive receives written notice from the Company asserting such violation or threatened violation and continuing until such violation has been duly cured or threatened violation has been ceased. Executive and the Company agree that the cessation of payments under the Release Agreement and/or the filing of a lawsuit for damages shall be the Company’s sole and exclusive remedies of any breach by the Executive of any of the restrictive covenants set forth in Sections 1 or 2 of this Agreement.

8.    Amendment; Waiver; Beneficiary; Termination.    This Agreement may be amended or waived only by a written instrument signed by each of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any third person (other than the Company, its affiliates and their respective successors, which parties are hereby expressly made third party beneficiaries of this Agreement) any rights or remedies under or by reason of this Agreement. This Agreement may be terminated only upon the written agreement of all of the parties hereto. No waiver of any provision of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.    Complete Understanding.    This Agreement (together with the other agreements between the parties hereto expressly referenced herein) constitutes the full and complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements with respect to the subject matter hereof.

10.    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of California, without reference to conflict of laws. The parties further agree that the state or federal courts of California shall be the exclusive and only courts with jurisdiction to hear and decide any claim, dispute or proceeding arising from or related to this Agreement, and that venue shall be proper only in these courts.

11.    Non-Transfer.    Executive understands and agrees that he is unable to assign, sell, delegate, transfer or otherwise dispose of any part or whole of his duties under this Agreement and accordingly represents and warrants that he has not and will not assign, sell, delegate, transfer or otherwise dispose of any part or whole of his duties under this Agreement.

12.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument. The Parties agree that this Agreement may be executed using facsimile signatures and that such signatures shall be deemed to be as valid as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EXECUTIVE:

William D. Watkins

SEAGATE TECHNOLOGY

By:
Kenneth M. Massaroni
Senior Vice President and General Counsel

EXHIBIT B

February 4, 2009

Kenneth M. Massaroni

Senior Vice President and General Counsel

Seagate Technology

920 Disc Drive

Scotts Valley, California 95066

Re:	Notice of Resignation

Dear Mr. Massaroni:

This letter serves to confirm termination of my role as Chief Executive Officer of Seagate Technology effective January 12, 2009 and my termination as an employee of Seagate (as that term is defined in that Separation and Release Agreement signed by me on this same date), including Seagate Technology (US) Holdings, Inc. effective February 4, 2009.

Sincerely,

William D. Watkins

EXHIBIT C

February 4, 2009

Stephen J. Luczo

Chairman of the Board of Directors

Seagate Technology

Maples and Calder

P.O.Box 309

Ugland House

Grand Cayman KY1-1104

Cayman Islands

Re:	Notice of Resignation

Dear Mr. Luczo:

This letter serves to confirm my resignation as a member of the Board of Directors of Seagate Technology effective February 4, 2009.

Sincerely,

William D. Watkins